Exhibit 99.1

BIONIK Laboratories Announces Third Quarter Fiscal 2020 Financial Results

TORONTO & BOSTON—February 14, 2020-- BIONIK Laboratories Corp. (OTCQB: BNKL) ("BIONIK" or the "Company"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced financial results for the third quarter of fiscal year 2020, ended December 31, 2019.

Financial information for the third quarter of fiscal 2020:

•	Year to date sales for the nine months ended December 31, 2019 are $1,230,074.
•	Reported sales of $158,005 compared to $930,257 in the prior-year quarter; the decrease from the prior period was primarily due to the delay in receiving a purchase order for six robots received in early January 2020 that the Company expected to receive before December 31, 2019, and the inability by its Chinese JV partner to import robotic devices in China.

Corporate highlights for the third fiscal quarter and recent weeks include:

•	Completed rollout of upgraded version of the InMotion® ARM/HAND robotic device to the market.
•	The Company wrote off in the third fiscal quarter the sale of three InMotion® ARM/HAND robotic devices sold to its Chinese JV, after the Company had to cancel the sale of five InMotion® ARM robotic devices sold to the Chinese JV, due to the inability to import robotic devices to China.
•	Received regulatory approval from the South Korea Food and Drug Ministry for the Company's InMotion® ARM; days later the Company's exclusive distributor in South Korea reported its first sale of the InMotion® ARM to SeoSung Rehabilitation Hospital, opening March 1, 2020.
•	Released a new Graphic User Interface on all new InMotion® robots at the end of 2019.
•	Partnered with Intelliware to meet the data connectivity needs of hospitals and healthcare facilities utilizing sensored technologies by providing seamless connectivity between InMotion® robotic devices and hospital information systems. BIONIK’s new InMotion® Connect platform targets the critical need to link patient centric rehabilitation results to patient management portals and electronic medical records (EMR) to any hospital or rehabilitation facility.
•	Partnered with Propel to accelerate new product development and manufacturing of InMotion® robotic systems and services through enhanced Product Lifecycle Management and Quality Management System solutions.
•	Launched a new fund raising of $3 million in convertible loans (up to $7M) to be converted no later than March 31, 2020.
•	Continued development of an InMotion® Home and next generation platform, which is based on the same clinical concepts, clinical data and rehabilitation protocols as the professional products.

Management Commentary

•	Commenting on the quarter, Eric Dusseux, M.D., BIONIK’s Chief Executive Officer, said, “We are very proud to propose to the market our new ARM/HAND robotic device, now improved with an enhanced Graphic User Interface, which we believe is a significant improvement for patient therapy. We see great market traction to our renewed offering with six ARM/HAND robotic devices ordered in the last few weeks. On another note, we are thrilled to receive approval from the South Korean Ministry of Food and Drug Safety for our InMotion® ARM robotic systems. This entry into the South Korean market is significant for our Company as we continue to seek penetration throughout Asia, where the medical robotic technologies market is growing rapidly.”

BIONIK continues to expect to achieve the following milestones during the remainder of fiscal year 2020:

•	The Company, through its partnership with Intelliware, intends to customize InMotion® Connect for its strategic accounts, deploying its connectivity hardware and software and putting in place the process to provide each hospital account a customized InMotion® Connect solution. This support includes customization of the connections, HL7 compatibility if needed, and software to meet the requirements of the hospital systems and their EMR. Through this seamless data collection, BIONIK is conducting real-time analysis to support interpretation of patient outcomes as well as supporting the management of these hospitals and rehabilitation facilities to fast-track the adoption curve for this new technology.

Financial Results

Sales for the quarter ended December 31, 2019 were $158,005, compared with $930,257 for the quarter ended December 31, 2018. The decrease reflects the sale of one InMotion® ARM/HAND robot during the third quarter of fiscal 2020, compared with nine InMotion® ARM robotic devices in the prior-year quarter. Eleven robots have been sold year-to-date compared to 21 over the same period in 2018. In addition, deferred revenue, comprised of training to be provided and extended warranties, increased to $677,752 at December 31, 2019 from $467,778 at March 31, 2019. Extended warranties and training are important and growing parts of the Company’s business.

Gross margin for the quarter ended December 31, 2019 was $14,410 or 0.9%, compared to $479,953 or 51.6% for the quarter ended December 31, 2018. The lower gross margin is due to the Company providing 2 robots at no charge to a customer who was promised an upgrade in 2016.

The Company reported a comprehensive loss for the quarter ended December 31, 2019 of $(2,969,949) or loss per share of $(0.58), and a comprehensive loss of $(8,473,278) or loss per share of $(1.99), for the nine months ended December 31, 2019.

BIONIK had cash and cash equivalents of $1,893,517 as of December 31, 2019, compared to $446,779 as of March 31, 2019. The Company’s working capital at December 31, 2019 was $2,714,130, compared to a working capital of $479,408 as of March 31, 2019. The working capital increase at December 31, 2019 is due to the Company raising $9 million and converting these loans and interest into common shares at September 30, 2019.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward- looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control.

Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, the extended lead-time needed to close on sales of products, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

BIONIK Laboratories Corp.

Condensed Consolidated Interim Balance Sheets

(Amounts expressed in US Dollars)

	As at	As at
	December 31,	March 31,
	2019	2019
		(Audited)
	$	$
Assets
Current
Cash and cash equivalents	1,893,517	446,779
Accounts receivable, net of allowance for doubtful accounts of $167,500 (March 31, 2019 - $Nil)	298,129	1,523,193
Prepaid expenses and other receivables	1,729,834	1,355,032
Inventories	1,435,421	405,682
Due from related parties	19,394	18,585
Total Current Assets	5,376,925	3,749,271
Equipment	209,593	192,528
Technology and other assets	4,219,779	4,427,722
Goodwill	22,308,275	22,308,275
Total Assets	32,113,942	30,677,796

Liabilities and Shareholders' Equity
Current
Accounts Payable	724,047	1,148,852
Accrued liabilities	1,188,149	1,653,233
Convertible Loans	72,217	-
Deferred revenue - Contract Liabilities	677,752	467,778
Total Current Liabilities	2,662,165	3,269,863
Shareholders' Equity
Preferred Stock, par value $0.001; Authorized 10,000,000 Special Voting Preferred Stock, par value
$0.001; Authorized; Issued and outstanding - 1 (March 31, 2019 – 1)	-	-
Common Shares, par value $0.001; Authorized - 500,000,000 (March 31, 2019 – 500,000,000); Issued and outstanding 4,987,245 and 139,589 Exchangeable Shares (March 31, 2019 – 3,661,838 and 196,799 Exchangeable Shares)	5,126	3,858
Additional paid in capital	84,235,153	73,719,299
Deficit	(54,830,651)	(46,357,373)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders' Equity	29,451,777	27,407,933
Total Liabilities and Shareholders' Equity	32,113,942	30,677,796

BIONIK Laboratories Corp.

Condensed Consolidated Interim Statements of Operations and Comprehensive (Loss) For the nine month periods ended December 31, 2019 and 2018

(Amounts expressed in U.S. Dollars)

	Three months	Nine months	Three months	Nine months
	ended	ended	ended	ended
	December 31, 2019	December 31, 2019	December 31, 2018	December 31, 2018
	$	$	$	$
Sales	158,005	1,230,074	930,257	1,978,675
Cost of Sales	143,595	562,887	450,304	1,087,540
Gross Margin	14,410	667,187	479,953	891,135

Operating expenses
Sales and marketing	480,834	1,649,340	515,439	1,485,423
Research and development	1,021,418	2,724,000	779,283	2,135,075
General and administrative	1,087,431	3,129,063	1,022,024	2,932,980
Share-based compensation expense	447,219	1,373,195	191,634	1,226,374
Amortization	69,314	207,943	69,314	209,682
Depreciation	27,636	78,665	15,969	50,190
Total operating expenses	3,133,852	9,162,206	2,593,663	8,039,724

Other (income) expenses
Accretion expense	-	-	316,642	2,421,060
Fair Value Adjustment	-	-	-	(337,923)
(Gain) on mark to market re-evaluation	-	-	-	(2,048,697)
Other income	(107,730)	(108,016)	-	-
Other expense	11,798	197,119	1,520	61,652
Foreign exchange	(53,561)	(110,844)	(47,709)	(116,715)
Total other expenses (income)	(149,493)	(21,741)	270,453	(20,623)
Net (loss) and comprehensive (loss) for the period	(2,969,949)	(8,473,278)	(2,384,163)	(7,127,966)

Loss per share - basic and diluted	(0.58)	(1.99)	(0.91)	(3.14)

Weighted average number of shares outstanding – basic and diluted	5,126,834	4,264,723	2,611,538	2,267,906

BIONIK Laboratories Corp.

Condensed Consolidated Interim Statements of Cash Flows for the nine months periods ended December 31, 2019 and 2018

(Amounts expressed in U.S. Dollars)

	Nine months ended	Nine months ended
	December 31, 2019	December 31, 2018
	$	$
Operating activities
Net loss for the period	(8,473,278)	(7,127,966)
Adjustment for items not affecting cash:
Depreciation	78,665	50,190
Amortization	207,943	209,682
Interest expense	146,144	129,933
Share based compensation expense	1,373,195	1,226,374
Accretion expense	-	2,421,060
Fair value adjustment	-	(337,923)
Gain on mark to market reevaluation	-	(2,048,697)
Allowance for doubtful accounts	167,500	6,001
	(6,499,831)	(5,471,346)
Changes in non-cash working capital items:
Accounts receivable	1,057,564	(1,314,380)
Prepaid expenses and other receivables	(374,802)	(1,398,301)
Due from related parties	(809)	908
Inventories	(1,029,739)	(98,163)
Accounts payable	(424,805)	669,779
Accrued liabilities	(465,084)	(429,935)
Customer advances	-	(800)
Deferred revenue	209,974	162,473
Net cash (used in) operating activities	(7,527,532)	(7,879,765)
Investing activities
Acquisition of equipment	(95,730)	(26,071)
Net cash (used in) investing activities	(95,730)	(26,071)
Financing activities
Proceeds from convertible loans	9,070,000	7,826,633
Repayment of demand notes principal	-	(50,000)
Repayment of demand notes interest	-	(2,975)
Proceeds from short term loan	500,000	-
Repayment of short term loan	(500,000)	-
Net cash provided by financing activities	9,070,000	7,773,658
Net increase (decrease) in cash and cash equivalents for the period	1,446,738	(132,178)
Cash and cash equivalents, beginning of period	446,779	507,311
Cash and cash equivalents, end of period	1,893,517	375,133

Media:

Matt Bretzius

FischTank Marketing and PR

matt@fischtankpr.com